Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of AB Active ETFs, Inc. of our report dated November 25, 2024 relating to the financial statements and financial highlights, which appears in the Emerging Markets Portfolio’s (a series of Sanford C. Bernstein Fund, Inc.) Annual Report on Form N-CSR for the year ended September 30, 2024. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
October 3, 2025